FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES UPDATES REVENUE GUIDANCE

FOR THIRD-QUARTER 2015

PROVO, Utah — Oct. 6, 2015 — Nu Skin Enterprises, Inc. (NYSE: NUS) today updated its revenue guidance for the third quarter of 2015 in advance of this week's global sales leader convention. The company estimates third-quarter revenue in a range of $570 to $573 million, approximately even with the prior year on a constant-currency basis. Foreign currency headwinds associated with the strengthening of the U.S. dollar negatively impacted revenue by more than $60 million compared to the prior-year period. The revised revenue range is expected to represent continued improvement on a sequential basis, and the company continues to forecast constant-currency revenue growth in the fourth quarter of 2015 versus the prior year.

"As we look at our global business, we have seen improving revenue trends each quarter throughout 2015 and expect to be even with prior-year revenue on a constant-currency basis in the third quarter," said Truman Hunt, president and chief executive officer. "Our third-quarter results will be in line with expectations, with the exception of the Greater China region. Revenue growth in the third quarter was particularly strong in South Asia/Pacific, where our first introduction of ageLOC Youth drove more than 20 percent growth in that region, or more than 40 percent on a constant-currency basis.

-more-

Nu Skin Enterprises, Inc.
Oct. 6, 2015

"Third-quarter results were impacted by lower-than-expected sales of our new cosmetic oils in China during August and September, which may be a reflection of economic conditions in China," continued Hunt.

"Given the successful launch of ageLOC Youth in South Asia/Pacific, we look forward to the introduction of ageLOC Youth as well as ageLOC Me in most of our regions during the fourth quarter. We forecast year-over-year constant-currency revenue growth of between 7 and 10 percent in the fourth quarter," concluded Hunt.

The Nu Skin management team plans to release third quarter 2015 results after the market closes on Nov. 5, 2015 and will host a conference call with the investment community on Nov. 5, 2015, at 5 p.m. (EST) to discuss these results.

About Nu Skin Enterprises, Inc.
Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company's scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company. The company's anti-aging products feature the ageLOC® line of products including ageLOC® Tru Face® Essence Ultra firming serum, the ageLOC® TR90® weight management and body shaping system, ageLOC® R2 nutritional supplement, and ageLOC® Transformation daily skin care system. A global direct selling company, Nu Skin operates in 53 markets worldwide and is traded on the New York Stock Exchange under the symbol "NUS." More information is available at http://www.nuskin.com.

Please Note: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, growth and new product introductions; projections regarding revenue; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "forecast," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.

-more-

Nu Skin Enterprises, Inc.
Oct. 6, 2015

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:

•	estimates and guidance concerning anticipated revenue are preliminary estimates, and actual results may differ from the estimates and guidance provided;
•	any failure of current or planned initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;
•
risk that direct selling laws and regulations in any of our markets, including the United States and China, may be modified, interpreted or enforced in a manner that results in negative changes to our business model or negatively impacts our revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if we over-forecast demand for a product or change our planned initiatives or launch strategies;

•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by the company's sales force or others;
•	unpredictable economic conditions and events globally;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.

The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

# # #